Exhibit 99.1

                                                     INTERNATIONAL PLACE

                                                     6400 POPLAR AVENUE

                                                     MEMPHIS, TN 38197

News Release

International Paper Reports Preliminary 2006 Results

With Earnings from Continuing Operations Before Special Items of $1.33 Per Share

•	2006 full-year earnings from continuing operations and before special items totaled $1.33 per share, versus $0.70 per share in 2005.

•	Earnings per share from continuing operations and before special items for the fourth quarter of 2006 were $0.47 versus $0.40 in the third quarter and $0.04 in the 2005 fourth quarter.

•	Quarterly net sales were $5.3 billion versus $5.4 billion in the third quarter of 2006 and $5.5 billion in the fourth quarter of 2005. Annual sales rose to $22 billion in 2006 from $21.7 billion in 2005.

MEMPHIS, Tenn.—Feb. 1, 2007—International Paper (NYSE: IP) today reported preliminary full-year 2006 net earnings of $1.1 billion ($2.18 per share) compared with $1.1 billion ($2.21 per share) in 2005. The company posted fourth-quarter 2006 net earnings of $2.0 billion ($4.37 per share) compared with earnings of $202 million ($0.42 per share) in the third quarter of 2006 and a loss of $77 million ($0.16 per share) in the fourth quarter of 2005. Amounts in all periods include special items, and all periods presented now reflect the wood products and beverage packaging businesses, along with the kraft papers and Brazilian coated papers businesses, as discontinued operations.

Diluted Earnings Per Share Summary

	Fourth Quarter 2006	Third Quarter 2006	Fourth Quarter 2005	Full Year 2006	Full Year 2005
Net Earnings (Loss)	$4.37	$0.42	$(0.16)	$2.18	$2.21
Discontinued Operations:
(Gain) Loss on Sale or Impairment	0.13	0.33	(0.02)	0.61	(0.46)
(Earnings) Loss from Operations	0.03	—	0.08	(0.14)	(0.35)

	0.16	0.33	(0.06)	0.47	(0.81)

Earnings (Loss) from Continuing Operations	4.53	0.75	(0.22)	2.65	1.40
Net Special Items Expense (Income)	(4.06)	(0.35)	0.26	(1.32)	(0.70)

Earnings from Continuing Operations and Before Special Items	$0.47	$0.40	$0.04	$1.33	$0.70

Full-year 2006 earnings from continuing operations and before special items were $635 million ($1.33 per share), compared with $329 million ($0.70 per share) in the 2005 full year. Earnings from continuing operations and before special items in the fourth quarter of 2006 were $211 million ($0.47 per share), compared with $196 million ($0.40 per share) in the third quarter and $18 million ($0.04 per share) in the fourth quarter of 2005.

Quarterly net sales were $5.3 billion for the quarter, down slightly from $5.4 billion in the third quarter and $5.5 billion in the fourth quarter of 2005. Annual net sales were $22 billion in 2006 compared with $21.7 billion in 2005.

Operating profits for the fourth quarter were $418 million, compared with operating profits of $657 million in the third quarter of 2006. Excluding special items, operating profits were $546 million in the fourth quarter versus $644 million in the third quarter, mainly due to lack-of-order downtime and operating issues at specific mills. Full-year 2006 operating profits were $2.1 billion versus $1.6 billion in 2005.

“International Paper delivered solid fourth-quarter results,” said International Paper Chairman and Chief Executive John Faraci. “Prices remained strong, inventory levels are in good shape, and cost controls continued to produce results. We saw some upside from lower interest expense and fewer shares outstanding. Significant debt reduction and our share repurchase program strengthened our balance sheet and returned value to shareowners. However, as is typical, volumes were seasonally slower. We also saw our operations affected by lack-of-order downtime, planned maintenance outages and the impacts of capital projects in our North American and Brazilian paper businesses.”

Faraci continued, “Year over year, we saw strong gains in pricing, volume, cost and mix in 2006, and delivered our best performance since 2000. We achieved approximately $330 million in profit improvement, which boosted our earnings per share by about 56 cents. While we are not satisfied with the absolute level of earnings, we are encouraged by the continued supply/demand balance in our North American uncoated papers and industrial packaging businesses, the strength in our global papers business, and the progress we made in our transformation plan. We are well positioned to continue building on these gains in 2007.”

Commenting on the first quarter of 2007, Faraci said, “We expect volumes to improve slightly in the first quarter, the result of seasonal improvements in our container and printing papers businesses, but expect some of that to be offset by slightly higher input costs. Timber harvest revenues will also drop off next year, now that we’ve completed the sale of most of our U.S. forestlands.”

He added, “Our priorities in 2007 are to significantly improve our profitability and returns and continue to return value to shareowners. We’re targeting $400 million in improvements to our existing businesses, and expect to deliver about $165 million in operating earnings this year from recent selective reinvestments in Brazil and China. We also remain committed to returning value to shareowners. We currently have an open-market plan in place to buy back shares and plan to repurchase up to $1.6 billion of our stock by year-end.”

SEGMENT INFORMATION

Fourth-quarter segment operating profits and business trends compared with the third quarter of 2006 are as follows:

Printing Papers operating profits were $62 million, or $190 million excluding special items, down from the third quarter’s record operating profits of $249 million, due to lower North American volumes that more than offset some modest volume increases in Europe and Brazil; higher operating costs related to lack-of-order downtime in North America and planned maintenance outages in North America, Europe and Brazil; as well as the impact of spending related to other planned upgrades and conversions.

Industrial Packaging operating profits were $122 million in the fourth quarter, compared with $138 million in the third quarter, or $125 million excluding special items. The slight decrease reflects slightly lower volumes, higher manufacturing expense and higher input costs.

Consumer Packaging operating profits were $28 million in the fourth quarter, down from $48 million in the third quarter due primarily to a one-time non-cash charge related to Shorewood Packaging, as well as lower volumes and mill operating issues.

The company’s distribution business, xpedx, reported record fourth-quarter operating profits of $31 million compared with operating profits in the prior quarter of $34 million, due to seasonal slowdown.

Fourth-quarter Forest Products operating profits of $162 million were generally flat with third-quarter operating profits of $166 million. Higher real estate sales were offset by lower recreational and harvest revenues following the completion of the sale of 5.1 million acres of U.S. forestlands in the fourth quarter.

Net corporate expenses totaled $166 million for the quarter, down from $221 million in the third quarter, reflecting favorable year-end adjustments of full-year LIFO and other benefits-related charges.

EFFECTIVE TAX RATE

The effective tax rate from continuing operations and before special items for the fourth quarter of 2006 was 28 percent, unchanged from third quarter, bringing the 2006 estimated full-year rate to 29 percent. The 2005 full-year tax rate was 20 percent, reflecting favorable adjustments from the finalization of prior period income tax audits.

DISCONTINUED OPERATIONS

Discontinued operations includes the operating results of the kraft papers, Brazilian coated papers, wood products and beverage packaging businesses. During the fourth quarter of 2006, International Paper announced the signing of a definitive agreement to sell its beverage packaging business for approximately $500 million, subject to certain adjustments and conditions at closing. Additionally, the company announced two separate definitive agreements for the sale of 13 lumber mills for approximately $325 million and five wood products plants for approximately $237 million, both subject to various adjustments and conditions at closing. Net pre-tax charges of $18 million ($11 million after taxes) for the beverage packaging business and $102 million ($69 million after taxes) for the wood products business were recorded in the fourth quarter to adjust the carrying value of these businesses based on these planned transactions. Additionally, a $38 million pre-tax credit ($23 million after taxes) was recorded during the quarter for refunds received from the Canadian government of duties paid by the company’s former Weldwood of Canada Limited business, and a pre-tax charge of $3 million ($2 million after taxes) was recorded for smaller adjustments of prior discontinued operation estimates. The net after-tax effect of these items, including $12 million of after-tax net operating losses for these units in the fourth quarter, was a charge of $71 million, or $0.16 per share.

In the 2006 third quarter, pre-tax charges of $165 million and $115 million had been recorded to adjust the carrying values of the wood products and beverage packaging businesses to their then estimated fair values, and a $101 million pre-tax gain was recorded upon the completion of the sale of the Brazilian coated papers business. Additionally, pre-tax charges of $16 million and $101 million had been recorded in the 2006 second and first quarters relating to the pending sale of the kraft papers business.

EFFECTS OF SPECIAL ITEMS

Special items in the fourth quarter of 2006 included a pre-tax gain of $4.4 billion ($2.7 billion after taxes) from sales of U.S. forestlands included in the company’s transformation plan, a charge of $759 million (before and after taxes) for the impairment of goodwill in the company’s coated paperboard and Shorewood Packaging businesses, a $128 million pre-tax impairment charge ($84 million after taxes) to reduce the carrying value of the fixed assets of the company’s Saillat, France, mill to estimated fair value, a $111 million pre-tax charge ($69 million after taxes) for restructuring and other corporate charges, a $6 million pre-tax credit ($4 million after taxes) for interest received from the Canadian government on refunds of prior-year softwood lumber duties, a $21 million pre-tax charge (zero after taxes) relating to smaller asset sales and a $5 million pre-tax credit ($3 million after taxes) for reductions of reserves no longer required. Restructuring and other corporate charges included a $34 million charge ($21 million after taxes) for severance and other charges associated with the company’s transformation plan, a gain of $115 million ($70 million after taxes) for payments received in the fourth quarter relating to the company’s participation in the U.S. Coalition for Fair Lumber Imports, a charge of $157 million ($97 million after taxes) for losses on early debt extinguishment, a $40 million charge ($25 million after taxes) for increases to legal reserves, and a $5 million credit ($4 million after taxes) for other items. In addition, a $4 million tax expense was recorded in the quarter. The net after-tax effect of these special items was a gain of $1.8 billion, or $4.06 per share.

Special items in the third quarter of 2006 included a pre-tax charge of $92 million ($56 million after taxes) for restructuring and other charges, a pre-tax credit of $304 million ($185 million after taxes) for gains on the sale of U.S. forestlands included in the company’s transformation plan, a pre-tax gain of $74 million ($44 million after taxes) for net gains on sales and impairments of businesses, and a $4 million income tax adjustment. The net after-tax effect of these special items was a gain of $0.35 per share.

Special items in the fourth quarter of 2005 included a pre-tax charge of $221 million ($135 million after taxes) for restructuring charges and other charges, a pre-tax charge of $46 million ($30 million after taxes) for adjustments of estimated losses on businesses sold or held for sale, a $35 million pre-tax credit ($21 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation, and a $1 million credit for changes to previously provided reserves. In addition, a $19 million net income tax benefit was recorded in the quarter, reflecting a $74 million favorable adjustment from the finalization of the company’s 1997 through 2000 U.S. federal income tax audit, a $43 million provision for deferred taxes related to earnings being repatriated under the American Jobs Creation Act of 2004, and $12 million of other tax charges. The net after-tax effect of all of these special items was a charge of $0.26 per share.

EARNINGS WEBCAST

The company will hold a webcast to review earnings at 10 a.m. Eastern Standard Time / 9 a.m. Central Standard Time today. All interested parties are invited to listen to the webcast live via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the Presentations page. A replay of the webcast will also be available on the Web site beginning at noon today. Parties who wish to participate in the webcast via teleconference may dial (706) 679-8242 or, within the U.S. only, (877) 316-2541 and ask to be connected to the International Paper 4Q 2006 Earnings Call. The conference ID number is 5944546. Participants should call in no later than 9:45 a.m. EST/8:45 CST. An audio-only replay will be available for four weeks following the call. To access the replay, dial (706) 645-9291 or, within the U.S. only, (800) 642-1687, and when prompted for the conference ID, enter “5944546.”

Headquartered in the United States, International Paper has been a leader in the forest products industry for more than 100 years. The company is currently transforming its operations to focus on its global uncoated papers and packaging businesses, which operate and serve customers in the U.S., Europe, Latin America and Asia, as well as xpedx, an extensive North American merchant distribution system. International Paper is committed to environmental, economic and social sustainability, and has a long-standing policy of using no wood from endangered forests. To learn more, visit www.internationalpaper.com.

This release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) industry conditions, including changes in the cost or availability of raw materials and energy, changes in transportation costs, competition, changes in the company’s product mix and demand and pricing for the company’s products; (ii) market and economic factors, including changes in international conditions, specifically in Brazil, Russia, Poland, China and South Korea, changes in currency exchange rates, changes in credit ratings issued by nationally recognized statistical rating organizations, pension and healthcare costs and natural disasters, such as hurricanes; (iii) the company’s transformation plan, including the ability to continue to successfully execute the transformation plan, the impact of the plan on the company’s relationship with its employees, the ability to realize anticipated profit improvement from the plan, and the ability to invest proceeds with attractive financial returns; (iv) the execution of sale transactions currently under contract and the realization of anticipated sales proceeds thereunder; and (v) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and the uncertainty of the costs and other effects of potential litigation. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

###

Contacts:

Media: Amy Sawyer, 901-419-4312; Investors: Brian McDonald, 901-419-4957, or Ann-Marie Donaldson, 901-419-4967.

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Earnings

Preliminary and Unaudited

(In millions, except per share amounts)

	Three Months Ended December 31,				Three Months Ended September 30,		Twelve Months Ended December 31,
	2006		2005		2006		2006		2005
Net Sales	$5,324		$5,503		$5,429		$21,995		$21,700

Costs and Expenses
Cost of products sold	3,910		4,236		3,935		16,248		16,334
Selling and administrative expenses	454		433		465		1,848		1,784
Depreciation, amortization and cost of timber harvested	275		335		287		1,158		1,274
Distribution expenses	247		276		267		1,075		1,025
Taxes other than payroll and income taxes	55		52		52		215		213
Restructuring and other charges	111(a	)	221	(g)	92	(j)	300	(n)	340	(r)
Insurance recoveries	—		(35)		—		(19)		(258)
Sale of forestlands	(4,422	)(b)	—		(304	)(k)	(4,788	)(o)	—
Impairment of goodwill	759	(c)	—		—		759	(c)	—
Net losses (gains) on sales and impairments of businesses	149	(d)	46		(74	)(l)	1,496	(p)	111
Reversal of reserves no longer required, net	(5)		(1)		—		(6)		(4)
Interest expense, net	80	(e)	152		144		521	(e)	595	(s)

Earnings (Loss) From Continuing Operations Before Income Taxes and Minority Interest	3,711	(a-e)	(212)		565	(j-l)	3,188	(c, e, n-p)	286	(r-s)
Income tax provision (benefit)	1,666		(108	)(h)	195		1,889		(407	)(t)
Minority interest expense, net of taxes	3		2		5		17		9

Earnings (Loss) From Continuing Operations	2,042	(a-e)	(106	)(g-h)	365	(j-l)	1,282	(c, e, n-p)	684	(r-t)
Discontinued Operations, net of taxes and minority interest	(71	)(f)	29	(i)	(163	)(m)	(232	)(q)	416	(u)

Net Earnings (Loss)	$1,971	(a-f)	$(77	)(g-i)	$202	(j-m)	$1,050	(c, e, n-q)	$1,100	(r-u)

Basic Earnings Per Common Share
Earnings (loss) from continuing operations	$4.55	(a-e)	$(0.22	)(g-h)	$0.76	(j-l)	$2.69	(c, e, n-p)	$1.41	(r-t)
Discontinued operations	(0.16	)(f)	0.06	(i)	(0.34	)(m)	(0.48	)(q)	0.85	(u)

Net Earnings (Loss)	$4.39	(a-f)	$(0.16	)(g-i)	$0.42	(j-m)	$2.21	(c, e, n-q)	$2.26	(r-u)

Diluted Earnings Per Common Share
Earnings (loss) from continuing operations	$4.53	(a-e)	$(0.22	)(g-h)	$0.75	(j-l)	$2.65	(c, e, n-p)	$1.40	(r-t)
Discontinued operations	(0.16	)(f)	0.06	(i)	(0.33	)(m)	(0.47	)(q)	0.81	(u)

Net earnings (loss)	$4.37	(a-f)	$(0.16	)(g-i)	$0.42	(j-m)	$2.18	(c, e, n-q)	$2.21	(r-u)

Average Shares of Common Stock Outstanding—Diluted	451.2		486.0		484.9		488.7		507.0

Cash Dividends Per Common Share	$0.25		$0.25		$0.25		$1.00		$1.00

The accompanying notes are an integral part of these financial statements.

(a)	Includes a $34 million pre-tax charge ($21 million after taxes) for severance and other charges associated with the Company’s Transformation Plan, a pre-tax gain of $115 million ($70 million after taxes) for payments received relating to the Company’s participation in the U.S. Coalition for Fair Lumber Imports, a pre-tax charge of $157 million ($97 million after taxes) for losses on early debt extinguishment, a $40 million pre-tax charge ($25 million after taxes) for increases to legal reserves, and a $5 million pre-tax credit ($4 million after taxes) for other items.
(b)	Includes a pre-tax gain of $4.4 billion ($2.7 billion after taxes) from sales of U.S. forestlands included in the Company’s Transformation Plan.
(c)	Includes a $759 million charge (before and after taxes) for the impairment of goodwill in the Company’s coated paperboard and Shorewood businesses.
(d)	Includes a $128 million pre-tax charge ($84 million after taxes) to reduce the carrying value of the fixed assets of the Company’s Saillat mill in France to their estimated fair value, and a net $21 million pre-tax charge (zero after taxes) relating to smaller asset sales.

(e)	Includes a $6 million pre-tax credit ($4 million after taxes) for interest received from the Canadian government on refunds of prior-year softwood lumber duties.
(f)	Includes pre-tax charges of $102 million ($69 million after taxes) for the wood products business and $18 million ($11 million after taxes) for the beverage packaging business to adjust the carrying value of these businesses based on the terms of the definitive agreements to sell these businesses, a $38 million pre-tax credit ($23 million after taxes) for refunds received from the Canadian government of duties paid by the Company’s Weldwood of Canada Limited business, a pre-tax charge of $3 million ($2 million after taxes) for adjustments of prior discontinued operations estimates, and the quarterly operating results of the Company’s kraft papers, wood products and beverage packaging businesses.
(g)	Includes $187 million ($115 million after taxes) for organizational restructuring charges associated with the Company’s Transformation Plan, a $27 million charge ($16 million after taxes) for legal reserves, and a $7 million charge ($4 million after taxes) for losses on early debt extinguishment.
(h)	Includes an $19 million net income tax benefit reflecting a $74 million favorable adjustment from the finalization of the Company’s 1997 through 2000 U.S. federal income tax audit, a $43 million provision for deferred taxes related to earnings repatriated under the American Jobs Creation Act of 2004, and $12 million of other taxes charges.
(i)	Includes an $11 million pre-tax gain ($5 million after taxes) for adjustments related to Weldwood of Canada, Ltd. and Carter Holt Harvey, Ltd., a $12 million pre-tax charge ($7 million after taxes) for restructuring charges for the wood products business, an $8 million tax expense to adjust the Brazilian tax reserve, and the operating results of the Company’s kraft paper, Brazilian coated papers, wood products and beverage packaging businesses.
(j)	Includes a pre-tax charge of $57 million ($35 million after taxes) for charges associated with the Company’s Transformation Plan and a pre-tax charge of $35 million ($21 million after taxes) for legal reserves.
(k)	Includes a pre-tax gain of $304 million ($185 million after taxes) from sales of U.S. forestlands included in the Company’s Transformation Plan.
(l)	Includes the recognition of a previously deferred $110 million pre-tax gain ($68 million after taxes) related to a 2004 sale of forestlands in Maine, a pre-tax charge of $38 million ($23 million after taxes) to reflect the completion of the sales of the Company’s U.S. coated and supercalendered papers business, and a net pre-tax gain of $2 million (a loss of $5 million after taxes) related to other smaller items.
(m)	Includes a pre-tax credit of $101 million ($80 million after taxes) for the gain on the sale of the Company’s Brazilian coated papers business, pre-tax losses of $115 million and $165 million ($82 million and $165 million after taxes) to adjust the carrying values of the Company’s beverage packaging and wood products businesses to estimated fair values, a net $11 million pre-tax gain ($3 million after taxes) related to smaller items, and the operating results of the kraft paper, Brazilian coated papers, wood products and beverage packaging businesses.
(n)	Includes a pre-tax charge of $157 million ($95 million after taxes) for severance and other charges associated with the Company’s Transformation Plan; a pre-tax charge of $165 million ($102 million after taxes) for losses on early debt extinguishment; a $97 million pre-tax charge ($60 million after taxes) for legal reserves; a pre-tax gain of $115 million ($70 million after taxes) for payments received relating to the Company’s participation in the U.S. Coalition for Fair Lumber Imports; and a $4 million pre-tax credit ($3 million after taxes) for other items.
(o)	Includes a pre-tax gain of $4.8 billion ($2.9 billion after taxes) from sales of U.S. forestlands included in the Company’s Transformation Plan.
(p)	Includes pre-tax charges of $1.4 billion ($1.3 billion after taxes) to reduce the carrying value of net assets of the U.S. coated and supercalendered papers business to their estimated fair value, a pre-tax charge of $52 million ($37 million after taxes) to write down the carrying value of certain assets in Brazil to their estimated fair value, the recognition of a previously deferred $110 million pre-tax gain ($68 million after taxes) related to a 2004 sale of forestlands in Maine, a $128 million pre-tax charge ($84 million after taxes) to reduce the carrying value of the fixed assets of the Company’s Saillat mill to their estimated fair value, and a net pre-tax charge of $21 million (zero after taxes) for other smaller items.
(q)	Includes a pre-tax credit of $101 million ($80 million after taxes) for the gain on the sale of the Company’s Brazilian coated papers business; pre-tax charges of $117 million ($72 million after taxes) for the kraft papers business, $267 million ($234 million after taxes) for the wood products business and $121 million ($90 million after taxes) for the beverage packaging business to adjust the carrying value of these businesses to their estimated fair value; and the 2006 operating results of the kraft paper, Brazilian coated papers, wood products and beverage packaging businesses.
(r)	Includes a $57 million charge ($35 million after taxes) for losses on early debt extinguishment, a $256 million pre-tax charge ($162 million after taxes) for organizational restructuring and other charges principally associated with the Company’s Transformation Plan, and a $27 million charge ($16 million after taxes) for legal reserves.
(s)	Includes interest income of $43 million before taxes ($26 million after taxes) related to a favorable tax audit agreement, and interest income of $11 million before taxes ($7 million after taxes) from the collection of a note receivable from the 2001 sale of the Flexible Packaging business.
(t)	Includes a $454 million reduction in the income tax provision, including a reduction of $627 million as a result of an agreement reached with the U.S. Internal Revenue Service concerning the 1997 through 2000 U.S. federal income tax audit, a $142 million charge for deferred taxes related to earnings repatriation under the American Jobs Creation Act of 2004, and $31 million of other tax charges.
(u)	Includes a $29 million pre-tax gain ($361 million after taxes) from the sale of IP’s interest in Carter Holt Harvey Limited, an $11 million pre-tax gain ($5 million after taxes) for adjustments related to Weldwood of Canada Limited and Carter Holt Harvey Limited, a $12 million pre-tax charge ($7 million after taxes) for restructuring charges for the wood products business, an $8 million tax expense to adjust the Brazilian tax reserve, and the 2005 operating results of the Company’s Carter Holt Harvey Limited, kraft paper, Brazilian coated papers, wood products and beverage packaging businesses.

International Paper

Sales and Earnings by Industry Segment

Preliminary and Unaudited

(In Millions)

Sales by Industry Segment

	Three Months Ended December 31,		Three Months Ended September 30,	Twelve Months Ended December 31,
	2006	2005 (1)	2006 (1)	2006 (1)	2005 (1)
Printing Papers	$1,545	$1,820	$1,670	$6,930	$7,170
Industrial Packaging	1,265	1,170	1,250	4,925	4,625
Consumer Packaging	665	590	645	2,455	2,245
Distribution	1,715	1,635	1,730	6,785	6,380
Forest Products	190	275	135	765	995
Other Businesses (2)	225	190	245	935	915
Corporate and Inter-segment Sales	(281)	(177)	(246)	(800)	(630)

Net Sales	$5,324	$5,503	$5,429	$21,995	$21,700

Operating Profit by Industry Segment

	Three Months Ended December 31,		Three Months Ended September 30,	Twelve Months Ended December 31,
	2006	2005 (1)	2006 (1)	2006 (1)	2005 (1)
Printing Papers	$62 (4)	$64	$249	$677 (4)	$473	(6,8)
Industrial Packaging	122	5	138 (5)	399 (5)	219	(6)
Consumer Packaging	28	29	48	131	121	(6)
Distribution	31	25	34	128	84
Forest Products	162	224	166	678	721	(8)
Other Businesses (2)	13	(6)	22	61	4	(6)

Operating Profit	418	341	657	2,074	1,622

Interest expense, net	(80)	(152)	(144)	(521)	(595	)(7)
Minority interest (3)	3	3	—	8	—
Corporate items, net	(166)	(173)	(221)	(746)	(607)
Restructuring and other charges	(111)	(221)	(92)	(300)	(285)
Insurance recoveries	—	35	—	19	258
Gains on forestland sales	4,422	—	304	4,788	—
Impairments of goodwill	(759)	—	—	(759)	—
Net gains (losses) on sales and impairments of businesses	(21)	(46)	61	(1,381)	(111)
Reserve adjustments	5	1	—	6	4

Earnings (loss) from continuing operations before income taxes and minority interest	$3,711	$(212)	$565	$3,188	$286

(1)	Prior period industry information has been restated to reflect the classification of the Kraft Papers, Brazilian Coated Papers, Wood Products, and Beverage Packaging businesses as discontinued operations.
(2)	Includes Arizona Chemical, European Distribution and certain smaller businesses.
(3)	Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax minority interest for these subsidiaries is added here to present consolidated earnings before income taxes and minority interest.
(4)	Includes a fourth-quarter charge of $128 million before taxes to write down the assets of the Saillat mill in France to its estimated fair value.
(5)	Includes a 2006 third-quarter gain of $13 million before taxes related to a sale of property in Spain.
(6)	Includes 2005 third-quarter special charges of $6 million before taxes in the Printing Papers segment for severance and other charges related to the indefinite shutdown of three U.S. paper machines, $3 million before taxes in the Printing Papers segment and $1 million before taxes in the Consumer Packaging segment for environmental reserves, $4 million before taxes in the Industrial Packaging segment to adjust reserves previously provided, and $13 million before taxes in the Other Businesses segment related to a plant shutdown.
(7)	Includes interest income of $43 million before taxes related to a favorable tax adjustment and interest income of $11 million before taxes from the collection of a note receivable from the 2001 sale of the Flexible Packaging business.
(8)	Includes 2005 second-quarter special charges of $17 million before taxes in the Printing Papers segment for severance and other charges related to the indefinite shutdown of three U.S. paper machines, and $11 million before taxes in the Forest Products segment for 2005 second-quarter costs associated with relocating the Forest Products headquarters to Memphis, TN from Savannah, GA.

International Paper Company

Reconciliation of Earnings Before

Special Items to Net Earnings

(In millions except for per share amounts)

Reflects Reclassification of Kraft, Brazilian Coated Papers, Wood Products and Beverage Packaging to Discontinued Operations

	Three Months Ended December 31,	Three Months Ended September 30,		Twelve Months Ended December 31,
	2006	2005	2006	2006	2005
Earnings Before Special Items	$211	$18	$196	$635	$329

Restructuring and other charges	(69)	(135)	(56)	(184)	(213)
Insurance recoveries	—	21	—	12	151
Reversals of reserves no longer required	3	1	—	3	3
Net losses on sales and impairments of businesses	(84)	(30)	44	(1,382)	(73)
Forestland sales	2,740	—	185	2,964	—
Impairment of goodwill	(759)	—	—	(759)	—
Interest income	4	—	—	4	33
Income tax adjustments	(4)	19	(4)	(11)	454

Earnings (Loss) Per Common Share from Continuing Operations	2,042	(106)	365	1,282	684
Discontinued operations	(71)	29	(163)	(232)	416

Net Earnings (Loss) as Reported	$1,971	$(77)	$202	$1,050	$1,100

	Three Months Ended December 31,		Three Months Ended September 30,	Twelve Months Ended December 31,
Diluted Earnings per Common Share	2006	2005	2006	2006	2005
Earnings Per Share Before Special Items	$0.47	$0.04	$0.40	$1.33	$0.70

Restructuring and other charges	(0.15)	(0.26)	(0.12)	(0.37)	(0.42)
Insurance recoveries	—	0.04	—	0.02	0.31
Reversals of reserves no longer required	—	—	—	—	0.01
Net losses on sales and impairments of businesses	(0.18)	(0.06)	0.09	(2.80)	(0.14)
Forestland sales	6.07	—	0.38	6.01	—
Impairment of goodwill	(1.68)	—		(1.54)	—
Interest income	—	—	—	0.01	0.06
Income tax adjustments	—	0.02	—	(0.01)	0.88

Earnings (Loss) Per Common Share from Continuing Operations	4.53	(0.22)	0.75	2.65	1.40
Discontinued operations	(0.16)	0.06	(0.33)	(0.47)	0.81

Diluted Earnings (Loss) per Common Share	$4.37	$(0.16)	$0.42	$2.18	$2.21

Notes:

(1)	The company calculates Earnings Before Special Items by excluding the after-tax effect of the adoption of new accounting standards and items considered by management to be unusual from the net earning (loss) reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information along with net earnings (loss) provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) is the most directly comparable GAAP measure.
(2)	Diluted earnings per common share reflect the inclusion of contingently convertible securities in the computation.
(3)	Since the diluted earnings per share are computed independently for each period, twelve-month per share amounts may not equal the sum of the respective quarters.

International Paper

Sales Volume by Product (1) (2)

Preliminary and Unaudited

International Paper Consolidated

	Three Months Ended December 31,			Three Months Ended September 30,		Twelve Months Ended December 31,
	2006		2005	2006		2006	2005
Printing Papers (In thousands of short tons)
Brazil Uncoated Papers	124		117	121		477	447
Europe & Russia Uncoated Papers	383		360	353		1,455	1,419
U.S. Uncoated Papers	960		964	1,006		3,991	3,850

Uncoated Papers	1,467		1,441	1,480		5,923	5,716
Coated Papers	—		511	175	(4)	1,168	1,996
Market Pulp (3)	268		353	282		1,124	1,291

Packaging (In thousands of short tons)
Container of the Americas	895		896	902		3,628	3,578
European Container (Boxes)	328		279	293		1,267	1,073
Other Industrial and Consumer Packaging	124		185	124		525	421

Industrial and Consumer Packaging	1,347		1,360	1,319		5,420	5,072
Containerboard	431		562	451		1,816	1,937
Bleached Packaging Board	438	(5)	316	369		1,503	1,264
Coated Bristols	99		100	101		410	411
Saturated and Bleached Kraft Papers	36		57	62		232	242

(1)	Sales volumes include third party and inter-segment sales.
(2)	Sales volumes for divested businesses are included through the date of sale, except for discontinued operations.
(3)	Includes internal sales to mills.
(4)	Includes one month of production for the U.S. coated and supercalendered business that was sold in the third quarter of 2006.
(5)	Includes two months of sales for Shandong International Paper & Sun Cartonboard Ltd. for which a 50% ownership interest was acquired in the fourth quarter of 2006.

CONSOLIDATED BALANCE SHEET

Preliminary and Unaudited

(In Millions)

	December 31, 2006	December 31, 2005
Assets
Current Assets
Cash and Temporary Investments	$1,624	$1,641
Accounts and Notes Receivable, Net	2,704	2,430
Inventories	1,909	1,932
Assets of Businesses Held for Sale	1,778	5,373
Deferred Income Tax Assets	490	278
Other	132	105

Total Current Assets	8,637	11,759

Plants, Properties and Equipment, Net	8,995	9,073
Forestlands	259	2,127
Investments	641	616
Goodwill	2,941	3,621
Assets Held for Exchange	1,324	—
Deferred Charges and Other Assets	1,232	1,575

Total Assets	$24,029	$28,771

Liabilities and Common Shareholders’ Equity

Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$692	$1,178
Liabilities of Businesses Held for Sale	552	846
Accounts Payable and Accrued Liabilities	3,397	3,155

Total Current Liabilities	4,641	5,179

Long-Term Debt	6,531	11,019
Deferred Income Taxes	2,347	460
Other Liabilities	2,394	3,577
Minority Interest	213	185

Common Shareholders’ Equity
Invested Capital	4,166	5,179
Retained Earnings	3,737	3,172

Total Common Shareholders’ Equity	7,903	8,351

Total Liabilities and Common Shareholders’ Equity	$24,029	$28,771